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                                                                    EXHIBIT 99.1

                                ASSURANCES LETTER

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

         Arthur Andersen LLP has represented to NEON Communications, Inc. that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

                          /s/ NEON COMMUNICATIONS, INC.


Westborough, Massachusetts
April 16, 2002